EX-6c

AMENDMENT NO. 3 TO THE BYLAWS
OF
JACKSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK

The Bylaws of Jackson National Life Insurance Company of New York  (the "Corporation") are hereby amended this 24th day of March 2009, as follows:

1.  Article VII, Sections 2 and 3 are hereby deleted in their entirety and replaced with the following:

SECTION 2.  Number and Designation.  The officers of the Company shall be a Chairman of the Board, a President, a Secretary and a Treasurer (each an “Executive Officer”).  Other Executive Officers, including one or more Vice-Presidents, may be designated as the Board of Directors may from time to time deem advisable.

In addition to the Executive Officers of the Company described above, there may also be such administrative officers of the Company ("Nonexecutive Officers") as may be designated and appointed from time to time by the Board of Directors in accordance with the provisions of Section 3 of these Bylaws.

SECTION 3.  Election and Term of Office.

(A).  Executive Officers.  All Executive Officers shall be elected annually by the Board of Directors at the meeting of the Board held immediately following the annual meeting of shareholders and shall hold such Executive Office at the pleasure of the Board until their successors have been duly elected and qualified.  The Board of Directors shall also have the power at any time and from time to time to elect or appoint or delegate its power to appoint any additional Executive Officers not then elected, and any such Executive Officer so elected or appointed shall serve at the pleasure of the Board until the next annual meeting of shareholders and until their respective successors shall be elected or appointed or qualified.  A vacancy in any Executive Officer position resulting from death, resignation, removal, disqualification or from any other cause, shall be filled for the balance of the unexpired term by the Board of Directors at a meeting called for that purpose, or at any regular meeting, or, if such Executive Officer position has been filled prior to such vacancy by appointment other than by the Board, by the committee or person making such appointment.

(B).  Nonexecutive Officers.  In addition to the Executive Officers of the Company as provided in Section 2 of these Bylaws, there may also be such Nonexecutive Officers of the Company as may be designated and appointed from time to time by the Board of Directors.  Nonexecutive Officers shall perform such duties and have such powers as from time to time may be determined by the Board of Directors or President in order to assist the Executive Officers in the furtherance of their duties.  In the performance of such duties and the exercise of such powers, however, such Nonexecutive Officers shall have limited authority to act on behalf of the Company as the Board of Directors or President shall establish, including but not limited to, limitations on the dollar amount and on the scope of agreements or commitments that may be made by such Nonexecutive Officers on behalf of the Company, which limitations may not be exceeded by such individuals or altered without further approval by the Board of Directors or President.

Any Nonexecutive Officer may be removed, either with or without cause, at any time by the Board of Directors.  Any Nonexecutive Officer may resign at any time by giving written notice to the President or to the Secretary of the Company.

2.  Article VII, Sections 9 and 10 are hereby deleted in their entirety and replaced with the following:

SECTION 9.  Other Executive Officers.  Other Executive Officers who may from time-to-time be elected by the Board of Directors shall have such powers and perform such duties as may be assigned to them by the Board of Directors or the President.

SECTION 10.  Compensation.    The compensation of the Executive Officers shall be fixed by the Board of Directors.

The foregoing Amendments to the Bylaws were duly approved by the board of directors of Jackson National Life Insurance Company of New York on March 24, 2009.

____________________________________
Thomas J. Meyer, Secretary